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                                                                      EXHIBIT 11

                 THE GILLETTE COMPANY AND SUBSIDIARY COMPANIES

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

      (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, SHARES IN MILLIONS)

                                                                1993         1992         1991
                                                               ------       ------       ------
NET INCOME PER COMMON SHARE -- ASSUMING NO DILUTION
  Net income as reported.....................................  $288.3       $513.4       $427.4
  Less:  Preferred Stock Dividends, net of tax benefit.......    (4.7)        (4.8)       (18.0)
                                                               ------       ------       ------
  Net income available to Common Shareholders................  $283.6       $508.6       $409.4
                                                               ======       ======       ======
  Average common shares outstanding..........................   220.4        219.5        211.3
  Reported net income per common share.......................  $ 1.29       $ 2.32       $ 1.94
NET INCOME PER COMMON SHARE -- ASSUMING FULL DILUTION
  Net income available to Common Shareholders (as above).....  $283.6       $508.6       $409.4
  Add: Series C ESOP Preferred Stock dividend, net of tax
       benefit...............................................     4.7          4.8          4.9
  Deduct: Additional ESOP costs, net of tax benefit..........    (2.7)        (2.5)        (2.9)
                                                               ------       ------       ------
  Adjusted net income available to common shareholders.......  $285.6       $510.9       $411.4
                                                               ======       ======       ======
  Average common shares outstanding..........................   220.4        219.5        211.3
  Add: Conversion of Series C ESOP Preferred Stock...........     3.3          3.3          3.3
         Net additional common shares upon exercise of stock
       options...............................................     1.8          2.0          1.8
                                                               ------       ------       ------
  Adjusted average common shares outstanding.................   225.5        224.8        216.4
                                                               ======       ======       ======
  Net income per common share -- assuming full dilution......  $ 1.27       $ 2.27       $ 1.90
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